Exhibit 99.1

For Immediate Release

Investor Contact:	Media Contact:
Inspire Pharmaceuticals, Inc.	BMC Communications
Jenny Kobin,	Dan Budwick
VP, Investor Relations and Corporate Communications (919) 941-9777, Extension 219	(212) 477-9007, Extension 14

INSPIRE AND FAES FARMA AMEND BILASTINE LICENSING AGREEMENT

DURHAM, NC – June 20, 2007—Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) and FAES Farma, S.A. have amended their licensing agreement for the U.S. and Canadian development and commercialization of oral bilastine for the treatment of allergic rhinitis, based on a meeting with the Pulmonary Division of the U.S. Food and Drug Administration (FDA) in which the existing clinical data and recent QT/QTc trial results were discussed.

In consultation with Inspire, FAES has agreed to conduct additional clinical work and an expanded QT/QTc comparative trial, which will likely include an FDA-approved antihistamine. These additional trials are intended to strengthen the overall clinical package, based on feedback from the FDA.

Inspire will have no financial obligations for the oral program while FAES is conducting the additional clinical work. As a result, Inspire expects to decrease estimated cash expenditures by approximately $14 million in 2007, including an $8 million milestone payment that had been anticipated in 2007.

Inspire completed the initial licensing agreement with FAES Farma in October 2006 for the exclusive rights to develop and commercialize both the oral and ophthalmic formulations of bilastine in various territories. Inspire will continue to hold the U.S. Investigational New Drug (IND) application for oral bilastine and will work with FAES over the next year to evaluate the additional clinical data that will determine the appropriate NDA filing strategy. Beginning in December 2007, FAES has the option to discontinue the additional oral bilastine clinical work. Beginning at the same time, Inspire has the option to terminate the agreement, in whole or in part, with no further expense.

Inspire plans to continue to fund the preclinical development of an ophthalmic formulation of bilastine for the treatment of allergic conjunctivitis.

4222 Emperor Boulevard, Suite 200 •Durham, North Carolina 27703 Telephone 919.941.9777 • Fax 919.941.9797

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products in disease areas with significant commercial potential and unmet medical needs. Inspire employs a U.S. sales force for the promotion of AzaSite™ (azithromycin ophthalmic solution) 1% for bacterial conjunctivitis, Elestat® (epinastine HCl ophthalmic solution) 0.05% for allergic conjunctivitis and Restasis® (cyclosporine ophthalmic emulsion) 0.05% for dry eye. Inspire is focused on the therapeutic areas of ophthalmology and respiratory/allergy, and is developing products for dry eye, cystic fibrosis, allergic rhinitis and glaucoma. Elestat and Restasis are trademarks owned by Allergan, Inc. AzaSite is a trademark owned by InSite Vision Incorporated. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurances can be made with respect to: the timing, structure or outcome of FAES’s additional clinical work including any QT/QTc comparative trial, the inclusion of an FDA-approved antihistamine in such trial, the timing of future financial obligations for the oral bilastine program, the timing of any termination of the license agreement, as amended, or any portion thereof, between Inspire and FAES, actual decreases in 2007 cash expenditures, and the timing or outcome of preclinical development of an ophthalmic formulation of bilastine. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to the amount of net sales of Restasis recorded by Allergan in 2007, the Company’s 2007 financial results, including without limitation aggregate revenue, aggregate expenses, research and development expenses, selling and marketing expenses, general and administrative expenses, as well as the impact of the anticipated AzaSite launch, including without limitation headcount changes, related stock-based compensation expense changes, a draw on the Company’s existing debt facility, the timing of any revised guidance, the timing and success of any additional capital raising activities, product development, revenue, expense and earnings expectations, the seasonality of Elestat, intellectual property rights, adverse litigation developments, adverse developments in the U.S. Securities and Exchange Commission (SEC) investigation, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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4222 Emperor Boulevard, Suite 200 •Durham, North Carolina 27703 Telephone 919.941.9777 • Fax 919.941.9797